Exhibit 99.1

Flutter Entertainment publishes historical financial data to reflect 2025 segment reporting changes

Monday March 24, 2025

Flutter Entertainment (“Flutter”) (NYSE:FLUT, LSE:FLTR), the leading online sports betting and iGaming operator, announced on March 4, 2025 that it is updating its reportable segments to reflect the way the company now manages operations and allocates resources. These changes have no impact on Flutter’s historical consolidated financial position or results.

Effective from the first quarter of 2025, Flutter will report two segments:

•	US: comprising the FanDuel brand and unchanged from the US segment as reported in 2024

•

Flutter International: comprising all other Flutter brands. This will align with previously reported UK & Ireland, Australia and International segments combined. Flutter International will exclude unallocated corporate overhead.

To provide investors with historical information on a basis consistent with its new reporting structure, Flutter sets out recast financial information for 2024, reflecting the new reportable segments and the new regional revenue breakdown for Flutter International in Appendix 1. Recast financial information including quarterly data for all periods from 2021-2024 is also available on the Flutter website at www.flutter.com/investors/results-reports-and-presentations/year/2025. This document can be found under “Q4 KPI pack new segments” with the updated information provided in tabs two and nine. The recast financial information does not represent a restatement of previously issued financial statements.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with leading positions in markets across the world, including the US. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Tombola, Betfair, MaxBet, Junglee Games and Adjarabet.

To learn more about Flutter, please visit our website at www.flutter.com.

Enquiries

Investor Relations: Investor.relations@flutter.com

Media Relations: corporatecomms@flutter.com

Appendix 1

The following table presents Flutter’s recast segment revenue information. Additional KPIs including average monthly players, handle and sportsbook net revenue margin continue to be available for the segments in our quarterly KPI pack on the Flutter website at www.flutter.com/investors/results-reports-and-presentations/year/2025 under “Q4 KPI pack new segments”:

($ in millions)	Year ended December 31, 2024
U.S.
Sportsbook	4,013
iGaming	1,524
Other	261

U.S. segment revenue	5,798

International
Sportsbook	3,816
iGaming	4,130
Other	304

International segment revenue	8,250

Total reportable segment revenue	14,048

The following table presents the International segment revenue by region:

($ in millions)	Year ended December 31, 2024
UK & Ireland[1]	3,599
Southern Europe and Africa[2]	1,593
Asia Pacific[3]	1,547
Central and Eastern Europe[4]	531
Brazil[5]	69
Other regions[6]	911

Total International segment revenue	8,250

1.	UK & Ireland (“UKI”): remaining unchanged from the segment previously disclosed. This represents Sky Bet, Paddy Power and Betfair UK and Ireland operations as well as the tombola brand
2.

Southern Europe and Africa (“SEA”): comprising the Italian operations of our Sisal and PokerStars brands as well as Sisal’s business in Turkey and Morrocco. On completion, Snai revenue will be reported here

3.	Asia-Pacific (“APAC”): including our Sportsbet business in Australia and Junglee in India
4.	Central and Eastern Europe (“CEE”): comprising Adjarabet in Georgia and Armenia together with MaxBet in Serbia, Bosnia Herzegovina, North Macedonia and Montenegro
5.	Brazil: reflecting our Betfair operations in the region. On completion, NSX revenue will be reported here
6.	Other regions: comprising PokerStars’ non-Italian operations and Betfair’s non-Brazilian business

The following table shows the significant segment expense categories included in segment profit and loss together with adjusted EBITDA by segment. As noted above, the changes to our segment reporting above have no impact on Flutter’s historical consolidated financial position and therefore have no impact on Flutter’s Group adjusted EBITDA or its reconciliation to net income (loss), the most comparable GAAP financial measure.

($ in millions)	Year ended December 31, 2024
U.S.
Revenue	5,798
Cost of sales[1]	3,353
Technology, research and development expenses[2]	270
Sales & marketing expenses[3]	1,278
General and administrative expenses[4]	390

Total U.S. adjusted EBITDA	507

International
Revenue	8,250
Cost of sales[1]	3,571
Technology, research and development expenses[2]	403
Sales & marketing expenses[3]	1,394
General and administrative expenses[4]	817

Total International adjusted EBITDA	2,065

1.

Reportable segment cost of sales excludes amortization of certain capitalized development costs, share-based compensation of revenue-associated personnel and restructuring and integration cost directly associated with revenue-generating activities.

2.

Reportable segment technology, research and development expenses excludes share-based compensation for technology developers and product management employees, depreciation and amortization related to computer equipment and software not directly associated with revenue earning activities and restructuring and integration costs.

3.

Reportable segment sales and marketing expenses exclude amortization of trademarks and customer relations, share-based compensation expenses of sales and marketing personnel and restructuring and integration costs.

4.

Reportable segment general and administrative expenses exclude share-based compensation for executive management, finance administration, legal and compliance, and human resources, depreciation and amortization, transaction fees and associated costs and restructuring and integration costs.